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                                                                     Exhibit 3.1

                              AMENDMENT TO BYLAWS


RESOLVED, that the Bylaws of Kewaunee Scientific Corporation are hereby amended, effective August 26, 1999, in the following respects:

Section 3.02 is amended to insert the words "Chairman of the Board, the," immediately preceding the word President in the first sentence.

Section 4.03 is amended to insert the words "Chairman of the Board, the," immediately prior to the word "President."

Section 4.09 is amended by changing the first sentence to begin: "The Chairman of the Board or, in his absence, the President shall call to order . . . "

Section 5.03 is amended to insert the words, "Chairman of the Board, the" immediately prior to the word "President."

Section 5.08 is amended to insert the words, "Chairman of the Board, the" immediately prior to the word "President."

Section 5.10 is amended by changing the first sentence to read: "At each meeting of the Board, the Chairman of the Board or, in his absence, the President, shall preside."

Section 7.01 is amended to insert the words "Chairman of the Board, a" immediately prior to the word "President."

Section 7.05 is amended by changing the word "President" to read "Chairman of the Board."

A new Section 7.06 is added, reading as follows:

     Section 7.06. The President shall be the chief operating officer of the corporation and shall be in charge of its day-to-day business operations, subject to the Chairman of the Board and the Board. The President shall have such duties and responsibilities as are incident to the position of Chief Operating Officer or as are assigned to him by the Chairman of the Board or the Board. In the event of the absence or disability of the Chairman of the Board, the President shall perform the duties and exercise the powers of the Chairman of the Board.
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Sections 7.07, 7.08, 7.09 and 7.10 are amended to change the word "President"
wherever it appears to read "Chairman of the Board."

Sections 7.06, 7.07, 7.08, 7.09, 7.10 and 7.11 (as numbered prior to this amendment) are renumbered as Sections 7.07, 7.08, 7.09, 7.10, 7.11, 7.12.